ARTICLES SUPPLEMENTARY
CALVERT IMPACT FUND, INC.

FIRST:    Calvert Impact Fund, Inc. (the "Corporation"), whose mailing address is 4550 Montgomery Avenue, Suite 1000N, Bethesda, MD 20814, does hereby increase/decrease the number of authorized shares of stock of the Corporation's various classes (referred to in these Articles as "series") in accordance with Sections 2‑105(c) and 2‑208.1 of the Corporations and Associations Article of the Laws of the State of Maryland.

SECOND:    The Corporation is registered as an open‑end company under the Investment Company Act of 1940.

THIRD:    The total number of shares of stock of all series which the Corporation is authorized to issue is Two Billion (2,000,000,000) shares of stock. The par value of each share is One Cent ($0.01). The aggregate par value of all the shares of all the series is Twenty Million Dollars ($20,000,000). Immediately prior to the increase/decrease, each series was allocated the following number of authorized shares of stock:

Calvert Small Cap Fund    250,000,000
Calvert Global Alternative Energy Fund    250,000,000
Calvert Global Water Fund     250,000,000
Unallocated    1,250,000,000

Total Shares Authorized    2,000,000,000

FOURTH: The Board of Directors has authorized the creation of new series and reallocation of shares for these series in accordance with Section 2‑105(c) and 2‑208.1 of the Corporations and Associations Article of the Laws of the State of Maryland. The par value of each share is $0.01. The aggregate par value of all the shares of all the series is Twenty Million Dollars ($20,000,000). After the respective increase/decrease of shares, each of the series below has been allocated shares as follows:

Calvert Small Cap Fund    250,000,000
Calvert Global Alternative Energy Fund    250,000,000
Calvert Global Water Fund    250,000,000
Calvert Green Bond Fund         250,000,000
Unallocated    1,000,000,000

Total Shares Authorized    2,000,000,000

IN WITNESS WHEREOF, Calvert Impact Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President on this 29th day of July 2013. Under penalties of perjury, the matters and facts set forth herein are true in all material respects to the best of my knowledge, information and belief.

CALVERT IMPACT FUND, INC.

Acknowledgment:
/s/ William M. Tartikoff
William M. Tartikoff
Vice President

Attest:    /s/ Lancelot A. King
Lancelot A. King
Assistant Secretary